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                                                                    Exhibit 99.1

PRESS RELEASE
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                          BEACON CAPITAL PARTNERS, INC.
                               One Federal Street
                           Boston, Massachusetts 02110
                                 (617) 457-0400

Contact:  Randy J. Parker                                           NEWS RELEASE
          Chief Financial Officer
          (617) 457-0470

                       INITIAL $130 MILLION RAISED TO FUND
                        BEACON CAPITAL STRATEGIC PARTNERS

BOSTON, October 5, 1999 -- Beacon Capital Partners, Inc. announced today that it has completed the initial closing for Beacon Capital Strategic Partners, L.P., a real estate limited partnership, of which a wholly-owned subsidiary of Beacon Capital Partners is the General Partner. The fund will continue to accept capital commitments from additional limited partners for an interim time period and currently expects to meet its funding target of $250 million.

Beacon Capital Partners has committed to invest 20 percent of the total capital raised with a minimum investment of $50 million. The initial equity commitment of $130 million includes investments from various endowments, foundations and other institutional investors.

Beacon Capital Strategic Partners will be the firm's exclusive investment vehicle for a two-year period. The fund will invest in U.S. domestic real estate with a primary focus on office properties. The strategy will include redevelopment, development and other opportunities where Beacon Capital Partners can maximize value through its operating skills and expertise.

"We believe this fresh initiative will provide substantial leverage and potential return to our investors," Alan M. Leventhal, Chairman and Chief Executive Officer of Beacon Capital Partners, stated. "Equally important, it will enable us to continue to seek out and invest in a solid pipeline of prospective transactions, continuing to build upon what we believe is an exceptional platform."

Beacon Capital Partners is based in Boston, Massachusetts with regional offices in Chicago and Los Angeles. The firm's office properties and development projects are located in Boston, MA; Cambridge, MA; Dallas, TX; San Francisco, CA; Seattle, WA; and Sunnyvale, CA.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Federal securities law. Although Beacon Capital Partners, Inc. believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the company can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include general economic conditions, local real estate conditions, timely release of occupied square footage upon expiration, interest rates, availability of equity and debt financing, commitments by additional limited partners and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

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